As filed with the Securities and Exchange Commission on November 10, 2005.
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

WASHINGTON BANKING COMPANY
(Exact name of registrant as specified in its charter)

WASHINGTON (State or other jurisdiction of incorporation or organization)	91-1725825 (I.R.S. Employer Identification Number)
450 Bayshore Drive, Oak Harbor, Washington 98277
(Address, including zip code, of registrant’s principal executive offices)
WASHINGTON BANKING COMPANY 2005 STOCK INCENTIVE PLAN
(Full title of the plan)
Michal D. Cann
President and Chief Executive Officer
Washington Banking Company
450 Bayshore Drive
Oak Harbor, Washington 98277
(360) 679-3121
(Name, address, including zip code and telephone number, including area code, of agent for service)
Copies of communications to:
Ryan York, Esq.
Davis Wright Tremaine LLP
1501 Fourth Avenue
Seattle, Washington 98101-1688
(206) 903-3966

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed Maximum
Title of Securities to be	Amount to be	Maximum Offering Price	Aggregate Offering	Amount of Registration
Registered	Registered (1)	Per Share(2)	Price(2)	Fee
Common stock, no par value	666,666	$17.20	$11,466,655	$1,349.63

(1)	Pursuant to Rule 416(a), under the Securities Act of 1933, this registration statement also covers an indeterminable amount of shares to be offered or sold pursuant to the employee benefit plan described herein. The amount of shares to be registered reflects a 4-for-3 stock split effected on May 17, 2005.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and 457(c) under the Securities Act of 1933, the price per share was determined by calculating the average of the high and low prices of the shares as reported on the Nasdaq National Market on November 8, 2005.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
     The documents containing the information required by Part I of this registration statement on Form S-8 (the “Registration Statement”) will be sent or given to Plan participants as specified by Rule 428(b)(1) (§ 230.428(b)(1)) under the Securities Act. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
Item 3. Incorporation of Documents by Reference
     The following documents have been filed with the Commission by Washington Banking Company (the “Company”) and are incorporated herein by reference and made a part hereof:
1.	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

2.	The Company’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005.

3.	All other reports filed by the Company pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the financial statements in the Annual Report referred to in paragraph 1 above.

4.	All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, subsequent to the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such documents.
Item 4. Description of Securities
     Not applicable.
Item 5. Interests of Named Experts and Counsel
     Not applicable.
Item 6. Indemnification of Directors and Officers
     The Washington Business Corporation Act, RCW Chapter 23B.08, authorizes indemnification of directors, officers and employees under certain circumstances. The Company’s Articles of Incorporation provide, among other things, for the indemnification of the Company’s directors and those of any subsidiary of the Company, and authorize the Board to pay reasonable expenses incurred by, or to satisfy a judgment or fine against, a current or former director in connection with any personal legal liability incurred by the individual by reason of the fact that that individual is or was a director and which was not the result of conduct finally adjudged to be “egregious” conduct. “Egregious” conduct is defined as intentional misconduct, a knowing violation of law, or participation in any transaction from which the person will personally receive a benefit in money, property or services to which that person is not legally entitled. The Articles of Incorporation also include a provision that limits the liability of the Company’s directors and those of any subsidiary from any personal liability to the Company, such subsidiary or their respective shareholders for conduct not found to have been egregious. The Company has purchased an officers and directors liability insurance policy which provides for insurance of directors and officers of the Company against certain liabilities they may incur in their capacities as such.
Item 7. Exemption From Registration Claimed
     Not Applicable
Item 8. Exhibits

No.	Exhibits

5.1	Opinion of Davis Wright Tremaine LLP regarding legality of the common stock being registered

23.1	Consent of Davis Wright Tremaine LLP (included in Exhibit 5.1)

23.2	Consent of Moss Adams LLP

24	Power of Attorney pursuant to which the Directors have signed this Form S-8

99.1	2005 Stock Incentive Plan
Item 9. Undertakings
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time to shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oak Harbor, State of Washington, on November 10, 2005.

WASHINGTON BANKING COMPANY
By:	/s/ Michal D. Cann
Michal D. Cann
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated, on November 10, 2005.

Signatures	Title

/s/ Michal D. Cann	President and Chief Executive Officer
Michal D. Cann

/s/ Richard A. Shields	Chief Financial Officer
Richard A. Shields

Michal D. Cann	Director
Jerry C. Chambers*	Director
Marlen L. Knutson*	Director
Karl C. Krieg, III*	Director
Robert B. Olson*	Director
Anthony B. Pickering*	Director
Edward J. (Bud) Wallgren*	Director
*	Michal D. Cann, by signing his name below, signs this document in his capacity as a director and pursuant to powers of attorney duly executed by the persons named, filed with the Securities and Exchange Commission as an exhibit to this document, on behalf of such persons, all in the capacities and on the date stated. Such persons include a majority of the directors of the registrant.

/s/ Michal D. Cann
Michal D. Cann
Attorney-in-Fact

INDEX TO EXHIBITS

No.	Exhibits

5.1	Opinion of Davis Wright Tremaine LLP regarding legality of the common stock being registered

23.1	Consent of Davis Wright Tremaine LLP (included in Exhibit 5.1)

23.2	Consent of Moss Adams LLP

24	Power of Attorney pursuant to which the Directors have signed this Form S-8

99.1	2005 Stock Incentive Plan